Exhibit 10.1

Titan Pharmaceuticals, Inc.

April 29, 2008

Louis R. Bucalo, M.D.

Dear Lou:

This letter agreement (“Agreement”) sets forth the agreement between you and Titan Pharmaceuticals, Inc. (the “Company”) (collectively, the “Parties” and, each, a “Party”) regarding your retirement and resignation of employment with the Company and your position as a Director of the Company.

1. Retirement and Resignation of Employment and Board Membership. The Parties acknowledge and agree that, effective the date hereof (the “Effective Date”), you have retired and resigned both (i) your employment as the Company’s Executive Chairman and (ii) your position as a member of the Company’s Board of Directors (the “Board”). Consequently, you acknowledge and agree that you no longer have any authority to speak for or on behalf of the Company or bind the Company, and you represent and warrant that you will not do so hereafter. The Parties hereby waive the 30-day notice period required under paragraph 4(a) of the Parties’ September 17, 2007 letter agreement (the “Chairman’s Letter”).

2. Payments and Benefits.

a. The Company will pay you for (i) any and all outstanding wages due through the Effective Date and (ii) business expenses incurred in accordance with the Company’s policy on or before the Effective Date and documented in accordance with the Company’s procedures.

b. Additionally, in recognition of your service and contributions to the Company, the Company will continue to pay your monthly salary on a regular bi-monthly basis at the applicable rates set forth in paragraph 3(a) of the Chairman’s Letter for the period beginning on the Effective Date and continuing to and through May 14, 2010 (the “Salary Continuation Period”). For the avoidance of doubt, such salary continuation shall be at the rate of $31,250 per month until September 30, 2009 and, thereafter for the remainder of the Salary Continuation Period, at the rate of $15,625 per month. Moreover, your Options (as defined in the Chairman’s Letter) will vest in full upon the Effective Date. Any other options you currently have to purchase shares of the Company’s stock (“Other Stock Options”) will continue to vest pursuant to their existing vesting schedule(s) during the 24-month period following the Effective Date, and any such options that remain unvested at the conclusion of such 24-month period shall be forfeited. Any of your vested options (including the Options and the Other Stock Options) may be exercised at any time during the Salary Continuation Period. The payments made under this paragraph 2 shall be subject to all applicable withholdings.

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 Tel. (650) 244-4990 Fax (650) 244-4956

c. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay, business expenses or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

d. Notwithstanding the foregoing, to the extent that the payments provided by paragraph 2.b come within the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (collectively, “Section 409A”), and only to the extent necessary to comply with Section 409A, the payment of such payments shall be delayed and made to you no earlier than the earlier of (i) the last day of the 6th complete calendar month following the Effective Date or (ii) the date of your death, except, as permitted by Section 409A, that the payment of such severance payments shall not be so delayed from when they would otherwise be paid to the extent that (x) they otherwise would be paid on or before March 15 of the calendar year following the calendar year in which your employment is terminated or (y) such amounts constitute “involuntary severance” under Section 409A and are less than or equal to the lesser of (A) 200% of your annual compensation for the calendar year preceding the calendar year of your termination of employment or (B) 200% of the limitation amount under Section 401(a)(17) of the Code on tax-qualified retirement plan compensation in effect for the calendar year of your termination of employment. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

3. Public Statement, Announcement Or Disclosure. The Parties agree to respond to any inquiries, including, without limitation those from the media or the general public, regarding the terms, provisions or conditions surrounding your resignation of employment and from the Board by providing the requesting party with a copy of the press release in the form attached hereto as Exhibit A (the “Press Release”) or with an oral statement that is substantially the same in substance as the Press Release and the Current Report on Form 8-K in the form previously delivered to you (a copy of which is attached). The parties agree not to make any other statement, announcement or disclosure regarding the terms, provisions or conditions surrounding your resignation of employment and from the Board unless such communication, statement, announcement or disclosure is agreed to in writing, in advance, by you and the Company.

4. Non-Disparagement. You shall not issue or cause to be issued any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or reasonably may be construed to reflect adversely on, or that may encourage any adverse action against, the Company, its affiliates and their respective successors and assigns, and each of their officers, directors and employees (the “Company Entities”), including, but not limited to, any statements that disparage any product, service, finances, financial condition, capability or any other aspect of the business of the Company. Similarly, the Company shall not, and shall instruct its officers and directors not to, issue or cause to be issued any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or reasonably may be construed to reflect adversely on, or that may encourage any adverse action against, you. The limitations imposed by this paragraph shall not apply to a Party that is testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

5. Transition Assistance. During the Salary Continuation Period, in order to provide an orderly transition with respect to your departure from the Company, you agree the Company may contact you to seek information regarding matters pertaining to the business and operations of the Company prior to the Effective Date or during the Salary Continuation Period and that you will reasonably cooperate, at times and places as are mutually agreeable to you and the Company, with and render reasonable assistance to the Company in response to such contacts and inquiries without any obligation on the part of the Company to compensate you beyond the express provisions of this Agreement; provided, however, that the Company shall reimburse you, in accordance with the current policies of the Company, for any pre-approved, reasonable and documented expenses you incur in responding to such contacts and inquiries from the Company. In this regard, you agree to, among other things, assist with the transition of your duties and projects to other employees and directors of the Company, “navigate” the appropriate Company personnel through the paper and electronic files that you maintained in connection with your affiliation with the Company, return all of the Company’s confidential or proprietary files (whether hard-copy or electronic), and return all of the Company’s property in your possession or control, which property you will return at the Company’s expense to the Company within 30 days of the date of this letter.

6. Cooperation. You agree to assist and to cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse you for reasonable expenses you incur in fulfilling your obligations under this paragraph.

7. Legal Process. If you are served with legal process or other request for you to testify, produce documents or information concerning any of the Company Entities, you shall, to the extent permitted by law, (i) refuse to provide such testimony, information or documents absent a subpoena, court order or similar process from a regulatory agency; (ii) promptly notify the Company of such legal process or other request; and (iii) promptly deliver to the Company a copy of all legal papers and documents served upon you and – prior to producing any responsive documents – any and all documents that are responsive to such legal process or request.

8. Non-Solicitation/Non-Interference. You agree that, during the Salary Continuation Period, you shall not, directly or through another person or entity, retain, hire, engage, solicit or induce any supplier of any product or service to, or vendor of, the Company (whether as a wholesaler, distributor, agent, commission agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending his, her or its contractual, employment or other relationship with the Company.

9. Confidentiality of this Agreement. The Parties agree that the facts and circumstances leading up to this agreement, are and shall be kept confidential and shall not hereafter be disclosed by them to any other person or entity, except (i) as may be required by law or governmental authority; (ii) as may be required by any taxing authority; (iii) to the Parties’ respective attorneys, accountants, or financial advisors; (iv) as may be required in the performance or enforcement of this Agreement; (v) with respect to you, to your immediate family members; and (vi) with respect to the Company, its officers, directors and employees who have a reason to know of such information, provided, with respect to subsections (iii), (v) and (vi) of this paragraph, the disclosing Party makes the person to whom such disclosure is made aware of the confidentiality provisions of this Agreement and such person to whom disclosure is to be made agrees to keep any information protected from disclosure by the terms of this paragraph fully confidential.

10. Code Section 409A.

a. Neither the Company nor you, individually or in combination, may accelerate any payment under this Agreement, except in compliance with Section 409A to the extent applicable, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause this Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A.

b. The Company agrees to make you whole, on an after tax basis (federal, state and local), for any and all penalties and interest to which you may become subject pursuant to Section 409A as a result of any compensation paid or to be paid by the Company to you pursuant to this Agreement (collectively, “Penalties”), provided you comply with your obligations hereunder, including, without limitation, your obligations under this paragraph 10.

c. You agree to notify the Company in writing of any claim by the United States Internal Revenue Service or any other taxing authority that, if successful, would require the payment by you of any Penalties and, therefore, a payment by the Company under paragraph 10.b above (a “Gross-Up Payment”). Such notification shall be given as soon as practicable, but not later than 10 business days after you receive written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You agree not to pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company. If the Company notifies you in writing prior to the expiration of such period that it desires, in good faith, to contest such claim and that it will bear the costs and provide the indemnification as required by this sentence, you shall, in good faith:

i) give the Company any information reasonably requested by the Company relating to such claim;

ii) take any and all action in connection with contesting such claim as the Company shall, in good faith, reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

iii) cooperate with the Company in good faith in order effectively to contest such claim; and

iv) permit the Company to participate, in good faith, in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

Without limitation on the foregoing provisions of this paragraph 10.c, the Company shall, exercising good faith, control all proceedings taken in connection with such contest and, at its sole option (but in good faith), may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option (but in good faith), either direct you to pay (subject to paragraph 10.b above) the Penalties and any other amounts claimed and sue for a refund or contest the claim in any permissible manner, and you agree to follow such directions of the Company and to prosecute any such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

11. Expenses Relating to this Agreement. Within 15 days of your execution and delivery of this Agreement, the Company shall pay you a lump sum payment of $2,000, less applicable withholdings, to defray expenses you have incurred in connection with the negotiation and preparation of this Agreement.

12. Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida (where you reside), without regard to its conflict-of-law principles. The Parties agree that any dispute concerning or arising out of this Agreement shall be settled by arbitration within, or tried exclusively in an appropriate state or federal court in, Miami, Florida, and the parties hereby consent and waive any objection to the jurisdiction of any such court.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes the Chairman’s Letter. Each Party acknowledges and agrees that he/it is not relying on, and he/it may not rely, on any oral or written representation of any kind that is not set forth in writing in this Agreement. Notwithstanding the foregoing, (i) the Proprietary Information and Inventions Agreement between you and the Company, (ii) the Indemnification Agreement between you and the Company, and (iii) to the extent they do not conflict herewith, any stock option plan or stock option agreements concerning the Options or Other Stock Options shall each remain in full force and effect. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by you and an authorized director of the Company.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein.

Sincerely,

/s/ Ley S. Smith
Ley S. Smith, on behalf of the Executive Committee

Accepted by:

/s/ Louis R. Bucalo
Louis R. Bucalo, MD

EXHIBIT A

PRESS RELEASE

Titan Pharmaceuticals Inc. Executive Chairman, Dr. Louis R. Bucalo, Retires to Pursue Other Interests

South San Francisco, CA — April 24, 2007—Titan Pharmaceuticals Inc. (AMEX:TTP), announced today that Titan’s Executive Chairman, Louis R. Bucalo, M.D., has retired and left the company and the board of directors to pursue other interests. Dr. Bucalo founded Titan and was formerly President and CEO for many years and its Chairman from 2000-2008.

E.M. Cavalier, a long-time member of the board of directors, stated “Titan thanks Lou for his leadership and important contributions to the company. As the key force behind our Spheramine and Probuphine programs, as well as the acquisition of our other current products in development, Dr. Bucalo substantially helped create the foundation for Titan’s future success, and the potential to improve the lives of thousands of patients. We wish Lou well in his future endeavors.”

“I would like to thank the Board”, stated Dr. Bucalo, “and all of Titan’s employees for their great efforts together in building Titan, and toward improving lives through the development of new medical treatments.”

About Titan Pharmaceuticals

Titan Pharmaceuticals, Inc. (AMEX: TTP) is focused on the late-stage development and commercialization of innovative treatments for central nervous system disorders including schizophrenia, opioid addiction, Parkinson’s Disease and chronic pain. Titan has established strategic partnerships with leading pharmaceutical companies, including Vanda and Bayer Schering, to advance some of these programs. For more information, please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.